Exhibit 10.3
December 29, 2020

Dear Mr. Pearson:

This offer letter (the “Offer Letter”) sets forth the terms of your employment as of the date hereof (the “Effective Date”) as Chief Financial Officer of Great Elm Group, Inc. (the “Company”) and Great Elm Capital Management, Inc. (“GECM”).  Effective as of October 3, 2018, you were employed by Great Elm Capital Group, Inc. (“GEC”).  The terms of your employment with GEC were set forth in the Employment Agreement between you and GEC, dated October 3, 2018, as amended and restated as of May 9, 2019 (“GEC Employment Agreement”).

On December 21, 2020, the Company, GEC and Forest Merger Sub, Inc. entered in an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the transactions contemplated by the Merger Agreement, the Company became the holding company of GEC, each share of common stock of GEC became a share of common stock of the Company, and the Company assumed all rights and obligations under GEC equity compensation plans.

You specifically acknowledge and agree to the terms of this Offer Letter and  that, as of the Effective Date, this Offer Letter supersedes and replaces the GEC Employment Agreement and that GEC has no further obligations to you thereunder. You will be entitled to payments and any other benefits under this Offer Letter only to the extent there is no duplication of any payment or benefit already received by you under the GEC Employment Agreement.

1.
Title.  You will serve as Chief Financial Officer of the Company reporting directly to the Company’s Chief Operating Officer. You will also retain your position as Chief Financial Officer at Forest Investments, Inc., (f/k/a GEC).

2.	Employment Location. You are expected to work at the Company’s corporate headquarters in Waltham, MA.

3.	Base Salary. Your annual base salary rate will be $250,000.00, less applicable withholdings and deductions, and paid in accordance with the Company’s payroll practices in effect from time to time.

4.
Bonus.  You will continue to be eligible for a bonus in the discretion of the Company’s management.  The Company has the right, but not any obligation, to award you bonuses in its sole discretion and there is no guarantee that you will be awarded any bonus in any period or be eligible for a bonus under any bonus or incentive plan for any period.

5.
Equity Incentive.  The compensation committee of the board of directors (the “Compensation Committee”) of GEC previously awarded you options to purchase 40,000 shares of GEC common stock (“Options”) with the terms of the Options set forth in separate award agreements (the “Award Agreements”). You will receive a separate notice of the Company’s assumption of the rights and obligations of the Options, and the Options will continue to vest and be governed according to the terms of the GEC 2016 Long-Term Incentive Plan and Award Agreements. You will be eligible for periodic refresh option grants in the discretion of the compensation committee of the board of directors of the Company, and there is no assurance that any such award will be made at any future time.

6.
Employee Health & Welfare Benefits.  You will be offered benefits, including participation in the Company’s health and dental plans and 401(k) plan, consistent with those offered to similarly situated employees of the Company.

7.
Business Expenses.  The Company will reimburse your out-of-pocket expenses incurred in connection with your service to the Company, subject to the Company’s policies in effect from time to time and applicable IRS guidelines.

8.	At-Will Employment. Your employment is “at-will” and may be terminated by you or the Company at any time for any reason or no reason.

9.	Non-Solicitation.

(a)
During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization induce or attempt to induce any employee of the Company or its affiliates to leave employment of the Company or its affiliates (whether or not leaving employment would be a breach of contract by such other employee).

(b)
During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization solicit any investor, borrower or other investee in/of the Company or any managed/advised investment vehicle of the Company or its affiliates with whom you either (i) had business-related contact with such investor, borrower or other investee during your employment with the Company or (ii) learned non-public information about such investor, borrower or other investee during your employment with the Company.

(c)
The restrictions in this Article 9 are necessary for the protection of the trade secrets, confidential information and goodwill of the Company and you consider them to be reasonable for such purpose.  You stipulate that irrevocable harm will result from breach of your obligations under this Article 9.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such breach or threatened breach and the right to specific performance of your obligations under this Article 9 (moreover, you hereby waive the adequacy of a remedy at law as a defense to such relief).  In addition, you agree that if you violate this Article 9, you will pay all of the Company’s reasonable costs of enforcement, including reasonable attorneys’ fees and expenses and court costs.

(d)
You stipulate that remedies at law are inadequate to compensate the Company for breach of your obligations under this Article 9 and the CIAA (as defined below) and that enforcement of each of the provisions of this Article 9 and the CIAA is in the public interest of the market for talent in the investment management industry and of investors in the Company and the investment vehicles managed/advised by the Company and its affiliates.

(e)
If the Company terminates your employment without Cause or you terminate your employment for Good Reason (each as defined below), subject to receipt by the Company of a release by you of all known and unknown claims against the Company and its affiliates, the Company will pay you an amount equal to 100% of your annual base salary within 30 days of termination of your employment and expiration of any applicable rescission periods.

(f)
For purposes of this Offer Letter, “Cause” shall mean:  (a) your theft, dishonesty, misconduct, or falsification of any of the Company’s or its affiliates’ records; (b) any action by you outside of the scope of your employment agreement with the Company that has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Company’s board of directors; (c) your substantial failure or inability to perform any reasonably assigned duties within the scope of your employment agreement with the Company that has not been cured within thirty business days of written notice from the Company to you, in each case, as determined by the Company’s board of directors in its sole discretion; (d) your material violation of any Company policy; (e) your conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) your material breach of any written agreement with the Company or its affiliates which has not been cured within ten business days’ of written notice from the Company to you thereof.

(g)
For purposes of this Offer Letter, “Good Reason” shall mean your resignation from the Company within six months after the occurrence of any of the following events after the date of this Offer Letter:  (a) without your express prior written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority, responsibilities, job title, or reporting relationships; (b) without your express prior written consent, a reduction by the Company of your base salary or bonus target as in effect immediately prior to such reduction or the Company’s failure to pay such amounts when due; (c) a material reduction by the Company in the kind or level of employee benefits, excluding salary and bonuses, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other similar level employees of the Company); or (d) the relocation of your principal place of work to a facility or a location more than twenty five miles from your then present location, without your express prior written consent; provided, however, that in each case, your resignation shall not constitute Good Reason under this provision unless (i) you provide the Company with written notice of the applicable event or circumstance within thirty days after you first have knowledge of it, which notice reasonably identifies the event or circumstance that you believe constitutes grounds for Good Reason, and (ii) the Company fails to correct the event or circumstance so identified within thirty days after receipt of such notice.

(h)
If you materially violate any provision of this Article 9 after the end of your employment, you agree that you will continue to be bound by the restrictions in this Article 9 until a period of one year has expired without any material violation of any of such provisions.

10.	General Provisions.

(a)
You understand, acknowledge and agree that your obligations under this Offer Letter will continue in accordance with the express terms of this Offer Letter regardless of any changes in your title, position, duties, salary or other compensation or other terms and conditions of employment, and that no change in any of the foregoing shall be considered to end your employment for purposes of this Offer Letter.

(b)
You confirm that the employee confidentiality and invention assignment agreement (the “CIAA”) you entered into with GEC is in full force and effect and you acknowledge that the rights and obligations of GEC under the CIAA are also the rights and obligations of the Company.

(c)	You confirm that you are a United States citizen, a non-citizen national of the United States, a lawful permanent resident or an alien authorized to work in the United States.

(d)
Amounts payable hereunder (net of taxes) shall be subject to the Company’s claw back policies if its financial statements are restated (a “Restatement”) or as otherwise required by applicable law or listing requirement; provided that, except as mandated by applicable law or listing rule, in the event of a claw-back because of a Restatement, (a) the Company may only claw-back payments earned in the period to which the Restatement applies and (b) in no event may the Company claw back any payments earned in periods occurring more than three years prior to such Restatement.  Claw backs by the Company required under applicable law shall not constitute a breach of the Company’s obligations hereunder nor constitute Good Reason.

(e)
You will devote substantially all your business efforts to service of the Company under this Offer Letter.  Subject to the Company’s code of ethics and compliance manual, each as in effect from time to time, you may participate in charitable, religious or civic organizations that do not materially interfere with your work for the Company.

(f)	This Offer Letter and the matters contemplated hereby will be governed under the laws of the Commonwealth of Massachusetts.

(g)
Any dispute arising out of or relating to this Offer Letter or breach hereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in Boston pursuant to the JAMS Employment Arbitration Rules and Procedures as then in effect, subject to a direction to the arbitrator to apply such rules in a manner to minimize the cost and maximize the efficiency and speed of resolution to the maximum reasonable extent permitted under such rules consistent with obtaining a fully enforceable resolution of such dispute.  The arbitrator must only choose between the position, in total, that you advance or the position, in total, that the Company advances as the closest to the correct resolution of all matters being arbitrated based on the law and the facts.  This paragraph shall be specifically enforceable.  Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purposes of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

(h)
This Offer Letter, the Award Agreements and the CIAA, together with all of the Company’s policies and procedures relating to employees, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect. The GEC Employment Agreement shall be of no further effect for periods from and after the Effective Date.

(i)
The Company’s benefits, payroll and other human resource management service may be provided through one or more of the Company’s affiliates or a professional employer organization.  As a result of such arrangement, the affiliate or professional employment organization will be considered your employer of record for such purposes; however, the Company’s Chief Operating Officer will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at the Company.

(j)
If any provision of this Offer Letter is held by an arbitrator or court of competent authority to be unenforceable, the parties intend that (i) the remaining provisions of this Offer Letter shall be enforced in accordance with their terms and (ii) the arbitrator or court shall substitute a replacement provision that is enforceable that, as closely as possible, accomplishes the purposes intended by such original provision.

(k)	Any amendment or modification to this Offer Letter may only be made pursuant to a written agreement executed by each of the parties hereto.

(l)
This Offer Letter will be interpreted and administered in a manner consistent with Section 409A of the Code, and Department of the Treasury regulations and other interpretive guidance promulgated thereunder (together, “Section 409A”). Notwithstanding any other provision of this Offer Letter, payments provided under this Offer Letter will be made only upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom. Each payment made to you pursuant to this Offer Letter will be designated as a separate payment for purposes of Section 409A. Any payments to be made upon termination of your employment will be made only upon a “separation from service” under Section 409A. Notwithstanding this Section 11.12, the Company makes no representations that the payments and benefits provided under this Offer Letter will comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A.

(m)
You acknowledge and agree that this Offer Letter is personal to you and that your obligations under this Offer Letter may not be delegated to any person. Without the prior written consent of the Company, your rights and entitlements under this Offer Letter may not be assigned by you other than by will or the laws of descent and distribution. This Offer Letter will inure to the benefit of and be binding upon both you and the Company and your respective heirs, successors and assigns, and in the event of succession or assignment, any reference to you or the Company contained herein will be considered a reference to such successor or assign, as applicable.

(n)
This Offer Letter may be executed in separate counterparts (including by electronic signature or transmission), each of which will be considered an original and all of which together will constitute one and the same instrument.

(o)	The sections and headings of this Offer Letter are for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Offer Letter.

If this Offer Letter correctly sets forth the terms of our agreement, please sign and return this Offer Letter whereupon it shall become our binding agreement.

Very truly yours,

/s/ Adam Kleinman

Adam Kleinman
President
Great Elm Group, Inc.

Accepted and agreed to as of the date first written above:

/s/ Brent Pearson
Brent Pearson

[Signature Page to Offer Letter for Brent Pearson]